Exhibit 99.1
D-Wave Reports First Quarter 2025 Results
Record Quarterly Revenue of $15 Million - Up Over 500% Year over Year
Record Quarterly GAAP Gross Profit of $13.9 Million
Record Quarter End Cash Position of $304.3 Million

PALO ALTO, Calif. – May 8, 2025 – D-Wave Quantum Inc., (NYSE: QBTS) (“D-Wave” or the “Company”) a leader in commercial quantum computing systems, software, and services, today announced financial results for its first quarter ended March 31, 2025.
“The first quarter of 2025 was arguably the most significant in D-Wave’s history, especially in terms of our unique ability to deliver quantum value today to our customers and the scientific community,” said Dr. Alan Baratz, CEO of D-Wave. “We recognized revenue on our first AdvantageTM system sale to a major research institution, moved an additional customer application into commercial production, and became the first to demonstrate quantum supremacy over classical computing on a useful real-world problem. The end result was a record revenue and gross profit quarter."
Recent Business and Technical Highlights
•Announced record revenue of $15.0 million for the first quarter of fiscal 2025. This is an increase of $12.5 million, or 509%, from revenue of $2.5 million for the first quarter of fiscal 2024.
•D-Wave’s consolidated cash balance totaled $304.3 million as of March 31, 2025, a record quarter-end balance for the Company. Management believes that its cash balance is sufficient to fund the Company to profitability.
•Published the peer-reviewed paper “Beyond-Classical Computation in Quantum Simulation” in Science, validating D-Wave’s demonstration of quantum computational supremacy on a useful real-world problem. This research showed that D-Wave’s annealing quantum computer was able to perform a magnetic materials simulation in minutes that would take nearly one million years and more than the world’s electricity supply on one of today’s most powerful classical supercomputers, the Frontier massively parallel, GPU-based exascale supercomputer at the Oak Ridge National Laboratory. This marks the first time that any quantum computer has achieved quantum supremacy on a useful real-world problem.
•Announced that Ford Otosan has deployed a hybrid-quantum application in production, streamlining manufacturing processes for its Ford Transit line of vehicles. Using D-Wave technology, Ford Otosan reduced the scheduling time of 1,000 vehicles from 30 minutes to less than five minutes. Ford Otosan plans to activate quantum scheduling in additional body shops and extend to other processes, including paint shops, assembly lines and buffer zones.
•Announced the successful completion of a proof-of-concept with the pharmaceutical division of Japan Tobacco, which used D-Wave's Advantage quantum computer with artificial intelligence (AI) in the drug discovery process. This new approach resulted in molecular structures that are better candidates for subsequent drug development than structures created by purely classical methods. This could lead to improvements in both the quality and speed of drug development.
•Delivered and recognized revenue on the first Advantage system sale to a high-performance computing (HPC) center, the Jülich Supercomputing Centre. It is expected that D-Wave’s system will be connected to the JUPITER supercomputer, Europe’s first and only exascale HPC, to facilitate breakthroughs in AI and quantum optimization applications.
•Announced that the physical assembly of a D-Wave Advantage2TM annealing quantum system is complete at Davidson Technologies’ headquarters in Huntsville, Alabama. Installation is now nearing completion as the system undergoes final calibration and readiness testing. The

Advantage2 system at Davidson is designed to support mission-critical challenges in areas such as national defense and will eventually be housed in a secure facility developed to run sensitive applications.
•Introduced new hybrid quantum solver capabilities and additional use cases designed to drive usage of the Company’s quantum optimization offering. Enhancements to the nonlinear hybrid quantum solver include the ability to support continuous variables with linear interactions, thus enabling new use cases such as budget allocation and resource distribution. The Company’s expanded collection of optimization use cases also now includes offer allocation, portfolio optimization and maintenance repair operations optimization.
•Qubits 2025, D-Wave’s annual user conference, took place March 31 and April 1 with record attendance. In person attendance was up 23% year over year, and virtual attendance was up nearly 100% year over year. A number of D-Wave customers presented use cases based on D-Wave technology, including Davidson Technologies, Japan Tobacco, Jülich Supercomputing Centre, NTT DOCOMO, Pusan National University, Quantum Research Sciences, SAS, the University of Southern California and more.
•Published a new research paper titled “Blockchain with Proof of Quantum Work” that used quantum computation to generate and validate blockchain hashes. This research, which leveraged techniques from D-Wave’s quantum supremacy demonstration, indicates that using quantum computation for hashing and proof of work could potentially require a fraction of the electricity used by classical resources alone and reduce electricity costs by up to a factor of 1,000.

First Quarter Fiscal 2025 Financial Highlights
◦Revenue: Revenue for the first quarter of fiscal 2025 was $15.0 million, an increase of $12.5 million, or 509%, from revenue of $2.5 million for the first quarter of fiscal 2024. The increase was primarily driven by the sale of a quantum computing system in the first quarter of fiscal 2025.
◦Bookings1: Bookings for the first quarter of fiscal 2025 were $1.6 million, a decrease of $2.9 million, or 64%, from the first quarter of fiscal 2024 Bookings of $4.5 million.
◦Customers: In comparing the most recent four quarters with the immediately preceding four quarters, D-Wave had a total of 133 customers compared with a total of 128 customers. The 133 customers includes 69 commercial customers (25 of which are Forbes Global 2000 customers), 52 research organizations, and 12 government customers.
◦GAAP Gross Profit: GAAP gross profit for the first quarter of fiscal 2025 was a record $13.9 million, an increase of $12.2 million, or 736%, from the first quarter of fiscal 2024 GAAP gross profit of $1.7 million, with the increase due primarily to a higher margin system sale in the first quarter of fiscal 2025.
◦GAAP Gross Margin: GAAP gross margin for the first quarter of fiscal 2025 was 92.5%, an increase of 25.2% from the first quarter of fiscal 2024 GAAP gross margin of 67.3%, with the increase due primarily to the higher margin system sale in the first quarter of fiscal 2025.
◦Non-GAAP Gross Profit2: Non-GAAP Gross Profit for the first quarter of fiscal 2025 was a record $14.0 million, an increase of $12.1 million, or 644%, from the first quarter of fiscal 2024 Non-GAAP Gross Profit of $1.9 million. The difference between GAAP and Non-GAAP Gross Profit is limited to non-cash stock-based compensation and depreciation and amortization expenses that are excluded from the Non-GAAP gross profit.
◦Non-GAAP Gross Margin2: Non-GAAP Gross Margin for the first quarter of fiscal 2025 was 93.6%, an increase of 17.0% from the first quarter of fiscal 2024 Non-GAAP Gross Margin of 76.6%. The difference between GAAP and Non-GAAP Gross Margin is limited to non-cash stock-based compensation and depreciation and amortization expenses that are excluded from the Non-GAAP Gross Margin.
◦GAAP Operating Expenses: GAAP operating expenses for the first quarter of fiscal 2025 were $25.2 million, an increase of $6.0 million, or 31%, from the first quarter of fiscal 2024 GAAP operating expenses of $19.2 million, with the year-over-year increase primarily driven by increases of $3.1 million in salaries and related personnel costs as well as increases of $1.1 million in marketing expenses, $0.5 million in non-cash stock-based compensation, $0.4 million in third party professional services and $0.4 million in fabrication costs. The increased operating expenses stem from incremental investments to support the Company’s continued growth and expansion.
◦Non-GAAP Adjusted Operating Expenses2: Non-GAAP Adjusted Operating Expenses for the first quarter of fiscal 2025 were $20.2 million, an increase of $5.4 million, or 36%, from the first quarter of fiscal 2024 Non-GAAP Adjusted Operating Expenses of $14.8 million, with the difference between GAAP and Non-GAAP Adjusted Operating Expenses being primarily non-cash stock-based compensation expense, non-cash depreciation and amortization, and non-recurring one-time expenses.
◦Net Loss: Net loss for the first quarter of fiscal 2025 was $5.4 million, or $0.02 per share, a decrease of $11.9 million, or $0.09 per share, from the first quarter of fiscal 2024 net loss of $17.3 million or $0.11 per share. The lower net loss was primarily driven by a $12.2 million increase in gross profit associated with the sale of a quantum computing system.
◦Adjusted EBITDA Loss2: The Adjusted EBITDA Loss for the first quarter of fiscal 2025 was $6.1 million, a decrease of $6.8 million, or 53%, from the first quarter of fiscal 2024 Adjusted EBITDA Loss of $12.9 million, with the decrease due primarily to the increase in revenue, partially offset by higher operating expenses, driven by the Company’s increased investment in its go-to-market and research and development organizations.
__________________
1“Bookings” is an operating metric that is defined as customer orders received that are expected to generate net revenues in the future. We present the operational metric of Bookings because it reflects customers' demand for our products and services and to assist readers in analyzing our potential performance in future periods.
2"Non-GAAP Gross Profit", "Non-GAAP Gross Margin", "Non-GAAP Adjusted Operating Expenses", and "Adjusted EBITDA Loss", are non-GAAP financial measures or metrics. Please see the discussion in the section “Non-GAAP Financial Measures” and the reconciliations included at the end of this press release.

Balance Sheet and Liquidity
As of March 31, 2025, D-Wave’s consolidated cash balance totaled a record $304.3 million. During the first fiscal quarter of 2025, the Company raised $146.2 million in net proceeds through its third At-The-Market (ATM) program.
As of March 31, 2025, the Company had $37.8 million in available issuance capacity under the Equity Line of Credit (the "ELOC") with Lincoln Park Capital Fund, LLC, with the investment commitment running through October 2025. D-Wave’s ability to raise additional funds under the ELOC is subject to a number of conditions including having a sufficient number of registered shares and D-Wave's stock price being above $1.00 per share.
Earnings Conference Call
In conjunction with this announcement, D-Wave will host a conference call on Thursday, May 8, 2025, at 8:00 a.m. (Eastern Time), to discuss the Company’s financial results and business outlook. The live dial-in number is 1-877-407-0784 (domestic) or 1-201-689-8560 (international). Participants can use those dial-in numbers or can click this link for instant telephone access to the event. The link will be made active 15 minutes prior to the call’s scheduled start time. Participating in the call will be Chief Executive Officer Dr. Alan Baratz and Chief Financial Officer John Markovich.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our 5,000+ qubit Advantage quantum computers, the world’s largest, are available on-premises or via the cloud, supported by 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our Advantage systems and Advantage2 prototypes to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.
Non-GAAP Financial Measures
To supplement the financial information presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. Each of Non-GAAP Gross Profit, Non-GAAP Gross Margin, Adjusted EBITDA Loss and Non-GAAP Adjusted Operating Expenses is a financial measure that is not required by or presented in accordance with GAAP. Management believes that each measure provides investors an additional meaningful method to evaluate certain aspects of such results period over period. The Company defines each of its non-GAAP financial measures as follows:
•Non-GAAP Gross Profit is defined as GAAP Gross Profit less non-cash stock-based compensation expense and depreciation and amortization expense. We use Non-GAAP Gross Profit to measure, understand and evaluate our core operating performance and trends and to develop short-term and long-term operating plans.
•Non-GAAP Gross Margin is defined as GAAP Gross Margin less non-cash stock-based compensation expense and depreciation and amortization expense. We use Non-GAAP Gross Margin to measure, understand and evaluate our core business performance.
•Adjusted EBITDA Loss is defined as net loss before interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation, remeasurements of liability-classified warrants, and other non-recurring or non-operating income and expenses. We use Adjusted EBITDA Loss to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations.
•Non-GAAP Adjusted Operating Expenses is defined as operating expenses before depreciation and amortization expense, non-recurring one-time expenses and non-cash stock-based compensation expense. We use Non-GAAP Adjusted Operating Expenses to measure our operating expenses, excluding items we do not believe directly reflect our core operations.
The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP, and our presentation of non-GAAP measures may be different from non-GAAP measures used by other companies. For a reconciliation of Non-GAAP Gross Profit, Non-GAAP Gross Margin, Adjusted EBITDA Loss and Non-GAAP Adjusted Operating Expenses to its most directly comparable GAAP measure, please refer to the reconciliations below.
Forward Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Contacts
Investor Contact:
Kevin Hunt
ir@dwavesys.com
Media Contact:
Alex Daigle
media@dwavesys.com

D-Wave Quantum Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(In thousands, except share and per share data)	2025	2024
Assets
Current assets:
Cash and cash equivalents	$304,321	$177,980
Trade accounts receivable, net of allowance for doubtful accounts of $94 and $176	1,047	1,420
Inventories	1,702	1,686
Prepaid expenses and other current assets	3,795	3,954
Total current assets	310,865	185,040
Property and equipment, net	3,999	4,133
Operating lease right-of-use assets	7,084	7,261
Intangible assets, net	531	490
Other non-current assets, net	3,121	2,929
Total assets	$325,600	$199,853

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$1,021	$815
Accrued expenses and other current liabilities	6,556	8,784
Current portion of operating lease liabilities	1,525	1,512
Loans payable, net, current	348	348
Deferred revenue, current	5,549	18,686
Total current liabilities	14,999	30,145
Warrant liabilities	65,932	69,875
Operating lease liabilities, net of current portion	6,213	6,389
Loans payable, net, non-current	30,367	30,128
Deferred revenue, non-current	700	670
Total liabilities	$118,211	$137,207

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.0001 per share; 675,000,000 shares authorized at both March 31, 2025 and December 31, 2024; 291,351,403 shares and 266,595,867 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively.	29	27
Additional paid-in capital	849,733	700,069
Accumulated deficit	(632,361)	(626,940)
Accumulated other comprehensive loss	(10,012)	(10,510)
Total stockholders' equity	207,389	62,646
Total liabilities and stockholders’ equity	$325,600	$199,853

D-Wave Quantum Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2025	2024
Revenue	$15,001	$2,465
Cost of revenue	1,124	806
Total gross profit	13,877	1,659
Operating expenses:
Research and development	10,288	8,525
General and administrative	7,957	7,566
Sales and marketing	6,923	3,084
Total operating expenses	25,168	19,175
Loss from operations	(11,291)	(17,516)
Other income (expense), net:
Interest expense	(226)	(1,140)
Change in fair value of Term Loan	—	1,199
Gain on investment in marketable securities	—	1,660
Change in fair value of warrant liabilities	3,943	(2,652)
Other income (expense), net	2,153	1,137
Total other income (expense), net	5,870	204
Net loss	$(5,421)	$(17,312)
Net loss per share, basic and diluted	$(0.02)	$(0.11)
Weighted-average shares used in computing net loss per share, basic and diluted	286,420,374	161,308,490

Comprehensive loss:
Net loss	$(5,421)	$(17,312)
Foreign currency translation adjustment	498	47
Net comprehensive loss	$(4,923)	$(17,265)

D-Wave Quantum Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2025	2024
Cash flows from operating activities:
Net loss	$(5,421)	$(17,312)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	376	229
Stock-based compensation	3,993	3,509
Amortization of operating right-of-use assets	177	199
Non-cash interest expense	188	1,093
Change in fair value of Warrant liabilities	(3,943)	2,652
Change in fair value of Term Loan	—	(1,199)
Gain on marketable securities	—	(1,660)
Unrealized foreign exchange loss (gain)	95	(994)
Other noncash items	267	—
Change in operating assets and liabilities:
Trade accounts receivable	360	(42)
Inventories	(16)	(19)
Prepaid expenses and other current assets	172	(559)
Trade accounts payable	229	(538)
Accrued expenses and other current liabilities	(2,285)	2,597
Deferred revenue	(13,107)	(350)
Operating lease liability	(173)	343
Other non-current assets, net	(191)	(68)
Net cash used in operating activities	(19,279)	(12,119)
Cash flows from investing activities:
Purchase of property and equipment	(438)	(305)
Purchase of convertible note	—	(1,000)
Sales of marketable equity securities	—	254
Expenditures for internal-use software	(60)	(67)
Net cash used in investing activities	(498)	(1,205)
Cash flows from financing activities:
Proceeds from the issuance of common stock in at-the-market offerings, net of issuance costs of $140	146,108	—
Proceeds from the issuance of common stock upon exercise of stock options	23	8
Proceeds from the issuance of common stock upon exercise of warrants	6	—
Payment of tax withheld pursuant to stock-based compensation settlements	(517)	(734)
Net cash provided by (used in) financing activities	145,620	(726)
Effect of exchange rate changes on cash and cash equivalents	498	47
Net increase (decrease) in cash and cash equivalents	126,341	(14,003)
Cash and cash equivalents at beginning of period	177,980	41,307
Cash and cash equivalents at end of period	$304,321	$27,304

D-Wave Quantum Inc.
Reconciliation of Gross Profit to Non-GAAP Gross Profit

	Three Months Ended March 31,
(in thousands of U.S. dollars)	2025	2024
Gross Profit	$13,877	$1,659
Gross Margin	92.5%	67.3%
Excluding:
Depreciation and Amortization (1)	28	54
Stock-based compensation (2)	142	175
Non-GAAP Gross Profit	$14,047	$1,888
Non-GAAP Gross Margin	93.6%	76.6%
(1)Depreciation and Amortization reflects the Depreciation and Amortization recorded in Cost of Revenue only, which differs from the total Depreciation and Amortization set forth in the Condensed Consolidated Statement of Cash Flows that also includes Depreciation and Amortization recorded in Operating Expenses.
(2)Stock-based compensation reflects the stock-based compensation recorded in Cost of Revenue only, which differs from the total stock-based compensation set forth in the Condensed Consolidated Statement of Cash flows that also includes stock-based compensation recorded in Operating Expenses.
D-Wave Quantum Inc.
Reconciliation of Operating Expenses to Non-GAAP Operating Expenses

	Three Months Ended March 31,
(in thousands of U.S. dollars)	2025	2024
Operating expenses	$25,168	$19,175
Excluding:
Depreciation and Amortization (1)	(349)	(175)
Stock-based compensation (2)	(3,851)	(3,334)
Other non-operating or non-recurring expenses (3)	(810)	(882)
Non-GAAP Adjusted Operating Expenses	$20,158	$14,784
(1)Depreciation and Amortization reflects the Depreciation and Amortization recorded in the Operating Expenses only, which differs from the total Depreciation and Amortization set forth in the Condensed Consolidated Statement of Cash Flows that also includes Depreciation and Amortization recorded in Cost of Revenue.
(2)Stock-based compensation reflects the stock-based compensation recorded in Operating Expenses only, which differs from the total stock-based compensation set forth in the Condensed Consolidated Statement of Cash flows that also includes stock-based compensation recorded in Cost of Revenue.
(3)Includes legal, consulting, and accounting fees arising from capital markets activities that are unrelated to the Company's core business operations, as well as non-recurring professional fees and credit loss expenses.

D-Wave Quantum Inc.
Reconciliation of Net Loss to Adjusted EBITDA Loss

	Three Months Ended March 31,
(in thousands of U.S. dollars)	2025	2024
Net loss	$(5,421)	$(17,312)
Excluding:
Depreciation and Amortization	376	229
Stock-based compensation	3,993	3,509
Interest expense (1)	226	1,140
Change in fair value of warrant liabilities	(3,943)	2,652
Change in fair value of Term Loan	—	(1,199)
Gain on investment in marketable securities	—	(1,660)
Other (income) expense, net (2)	(2,153)	(1,137)
Other non-operating or non-recurring expenses (3)	810	882
Adjusted EBITDA Loss	$(6,112)	$(12,896)

(1)Interest expense primarily reflects the paid-in-kind interest associated with the term loan agreement with PSPIB Unitas Investments II Inc. entered into on April 13, 2023 and fully repaid on October 22, 2024, and interest and adjustments to accrued interest on the SIF Loan.
(2)Other income (expense), net consists primarily of foreign exchange gains and losses and interest income earned from cash and cash equivalents.
(3)Includes legal, consulting, and accounting fees arising from capital markets activities that are unrelated to the Company's core business operations, as well as non-recurring professional fees and credit loss expenses.